Exhibit 99.2

To the Limited Partners of

CMF Winton Master L.P.

To the best of the knowledge and belief of the undersigned, the information contained herein is accurate and complete.

By:	Alper Daglioglu President and Director Ceres Managed Futures LLC General Partner, CMF Winton Master L.P.

Ceres Managed Futures LLC
522 Fifth Avenue 14th Floor New York, NY 10036 855-672-4468

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of

CMF Winton Master L.P.:

We have audited the accompanying statements of financial condition of CMF Winton Master L.P. (the “Partnership”), including the condensed schedules of investments, as of December 31, 2013 and 2012, and the related statements of income and expenses and changes in partners’ capital for each of the three years in the period ended December 31, 2013. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of CMF Winton Master L.P. as of December 31, 2013 and 2012, and the results of its operations and changes in its partners’ capital for each of the three years in the period ended December 31, 2013, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

New York, New York

March 25, 2014

CMF Winton Master L.P.

Statements of Financial Condition

December 31, 2013 and 2012

	2013	2012
Assets:
Equity in trading account:
Cash (Note 3c)	$564,039,261	$635,259,818
Cash margin (Note 3c)	107,350,321	115,113,218
Net unrealized appreciation on open futures contracts	33,840,928	12,365,331

Total assets	$705,230,510	$762,738,367

Liabilities and Partners’ Capital:
Liabilities:
Net unrealized depreciation on open forward contracts	$115,667	$2,773,634
Accrued expenses:
Professional fees	42,089	54,220
Clearing fees due to MS&Co	24,849	—
Redemptions payable	4,098,473	—

Total liabilities	4,281,078	2,827,854

Partners’ Capital:
General Partner, 0.0000 unit equivalents at December 31, 2013 and 2012	—	—
Limited Partners, 254,353.1742 and 317,839.6063 Redeemable Units outstanding at December 31, 2013 and 2012, respectively	700,949,432	759,910,513

Total liabilities and partners’ capital	$705,230,510	$762,738,367

Net asset value per unit	$2,755.81	$2,390.86

See accompanying notes to financial statements.

CMF Winton Master L.P.

Condensed Schedule of Investments

December 31, 2013

	Notional ($)/ Number of Contracts	Fair Value	% of Partners’ Capital
Futures Contracts Purchased
Currencies	5,373	$3,425,223	0.49%
Energy	746	576,160	0.08
Grains	1,016	(786,962)	(0.11)
Indices	8,741	24,136,220	3.44
Interest Rates U.S.	12,228	(645,879)	(0.09)
Interest Rates Non-U.S.	8,735	(4,849,383)	(0.69)
Livestock	289	(289,625)	(0.04)
Metals	11	3,818	0.00 *
Softs	468	151,075	0.02

Total futures contracts purchased		21,720,647	3.10

Futures Contracts Sold
Currencies	3,983	4,415,774	0.63
Energy	325	(738,808)	(0.11)
Grains	2,677	4,043,353	0.58
Indices	44	(3,185)	(0.00)*
Interest Rates U.S.	380	493,922	0.07
Interest Rates Non-U.S.	1,347	172,152	0.02
Livestock	159	(94,560)	(0.01)
Metals	767	3,636,285	0.52
Softs	943	195,348	0.03

Total futures contracts sold		12,120,281	1.73

Unrealized Appreciation on Open Forward Contracts
Currencies	$308,684,628	3,159,694	0.45
Metals	409	772,295	0.11

Total unrealized appreciation on open forward contracts		3,931,989	0.56

Unrealized Depreciation on Open Forward Contracts
Currencies	$244,487,457	(2,888,671)	(0.41)
Metals	682	(1,158,985)	(0.17)

Total unrealized depreciation on open forward contracts		(4,047,656)	(0.58)

Net fair value		$33,725,261	4.81%

*	Due to rounding.

See accompanying notes to financial statements.

CMF Winton Master L.P.

Condensed Schedule of Investments

December 31, 2012

	Notional ($)/ Number of Contracts	Fair Value	% of Partners' Capital
Futures Contracts Purchased
Currencies	6,587	$(666,433)	(0.09)%
Energy	193	454,703	0.06
Grains	531	(1,058,709)	(0.14)
Indices	9,776	3,483,451	0.46
Interest Rates U.S.	11,509	(1,196,499)	(0.16)
Interest Rates Non-U.S.	12,555	3,471,950	0.46
Livestock	158	(46,240)	(0.01)
Metals	413	(3,649,405)	(0.48)
Softs	20	(9,427)	(0.00)*

Total futures contracts purchased		783,391	0.10

Futures Contracts Sold
Currencies	1,918	13,108,119	1.72
Energy	770	(1,375,332)	(0.18)
Grains	516	1,316	0.00 *
Indices	42	(14,535)	(0.00)*
Interest Rates U.S.	27	(892)	(0.00)*
Interest Rates Non-U.S.	471	(93,370)	(0.01)
Livestock	322	(292,197)	(0.04)
Metals	45	(161,863)	(0.02)
Softs	1,178	410,694	0.05

Total futures contracts sold		11,581,940	1.52

Unrealized Appreciation on Open Forward Contracts
Currencies	$415,131,266	2,577,172	0.34
Metals	303	651,293	0.09

Total unrealized appreciation on open forward contracts		3,228,465	0.43

Unrealized Depreciation on Open Forward Contracts
Currencies	$481,350,781	(1,598,942)	(0.21)
Metals	1,028	(4,403,157)	(0.58)

Total unrealized depreciation on open forward contracts		(6,002,099)	(0.79)

Net fair value		$9,591,697	1.26%

*	Due to rounding.

See accompanying notes to financial statements.

CMF Winton Master L.P.

Statements of Income and Expenses

for the years ended

December 31, 2013, 2012 and 2011

	2013	2012	2011
Investment Income:
Interest income	$248,684	$450,351	$275,575

Expenses:
Clearing fees	898,837	965,576	478,247
Professional fees	122,213	95,684	97,568

Total expenses	1,021,050	1,061,260	575,815

Net investment income (loss)	(772,366)	(610,909)	(300,240)

Trading Results:
Net gains (losses) on trading of commodity interests:
Net realized gains (losses) on closed contracts	81,943,704	(18,146,812)	89,756,766
Change in net unrealized gains (losses) on open contracts	24,133,563	(7,281,223)	(10,077,200)

Total trading results	106,077,267	(25,428,035)	79,679,566

Net income (loss)	$105,304,901	$(26,038,944)	$79,379,326

Net income (loss) per unit* (Note 6)	$365.82	$(78.10)	$216.22

Weighted average units outstanding	292,249.3714	333,921.0463	381,489.6331

*	Based on change in net asset value per unit before distribution of interest income to feeder funds.

See accompanying notes to financial statements.

CMF Winton Master L.P.

Statements of Changes in Partners’ Capital

for the years ended

December 31, 2013, 2012 and 2011

Partners’ Capital
Partners’ Capital at December 31, 2010	$883,719,871
Net income (loss)	79,379,326
Subscriptions of 113,373.5444 Redeemable Units	265,775,380
Redemptions of 172,439.7427 Redeemable Units	(406,325,226)
Distribution of interest income to feeder funds	(275,575)

Partners’ Capital at December 31, 2011	822,273,776
Net income (loss)	(26,038,944)
Subscriptions of 47,976.9386 Redeemable Units	117,157,420
Redemptions of 62,996.0606 Redeemable Units	(153,031,388)
Distribution of interest income to feeder funds	(450,351)

Partners’ Capital at December 31, 2012	759,910,513
Net income (loss)	105,304,901
Subscriptions of 28,577.2321 Redeemable Units	71,774,198
Redemptions of 92,063.6642 Redeemable Units	(235,791,496)
Distribution of interest income to feeder funds	(248,684)

Partners’ Capital at December 31, 2013	$700,949,432

Net asset value per unit:

2011:	$2,470.34

2012:	$2,390.86

2013:	$2,755.81

See accompanying notes to financial statements.

CMF Winton Master L.P.

Notes to Financial Statements

December 31, 2013

1. Partnership Organization:

CMF Winton Master L.P. (the “Master”) is a limited partnership organized under the partnership laws of the State of New York to engage in the speculative trading of a diversified portfolio of commodity interests including futures contracts, options, swaps and forward contracts. The sectors traded include currencies, energy, grains, indices, U.S. and non-U.S. interest rates, livestock, lumber, metals and softs. The commodity interests that are traded by the Master are volatile and involve a high degree of market risk. The Master may sell an unlimited number of redeemable units of limited partnership interest (“Redeemable Units”).

Ceres Managed Futures LLC, a Delaware limited liability company, acts as the general partner (the “General Partner”) and commodity pool operator of the Master. The General Partner is wholly owned by Morgan Stanley Smith Barney Holdings LLC (“MSSB Holdings”). MSSB Holdings is ultimately owned by Morgan Stanley. Morgan Stanley is a publicly held company whose shares are listed on the New York Stock Exchange. Morgan Stanley is engaged in various financial services and other businesses. Prior to June 28, 2013, Morgan Stanley indirectly owned a majority equity interest in MSSB Holdings and Citigroup Inc. indirectly owned a minority equity interest in MSSB Holdings. Prior to July 31, 2009, the date as of which MSSB Holdings became its owner, the General Partner was wholly owned by Citigroup Financial Products Inc., a wholly owned subsidiary of Citigroup Global Markets Holdings Inc., the sole owner of which is Citigroup Inc. As of December 31, 2013, all trading decisions for the Master are made by the Advisor (defined below).

On November 1, 2004 (commencement of trading operations), CMF Winton Feeder I L.P. (“Winton Feeder”) allocated substantially all of its capital, and Diversified Multi-Advisor Futures Fund L.P. (“Diversified”) and Orion Futures Fund L.P. (“Orion”) allocated a portion of their capital to the Master. Winton Feeder purchased 2,000.0000 Redeemable Units with cash equal to $2,000,000. Orion purchased 35,389.8399 Redeemable Units with cash equal to $33,594,083 and a contribution of open commodity futures and forward contracts with a fair value of $1,795,757. Diversified purchased 15,054.1946 Redeemable Units with cash equal to $14,251,586 and a contribution of open commodity futures and forward contracts with a fair value of $802,609. On December 31, 2013, Diversified redeemed its investment in the Master. This amounted to 1,474.7838 Redeemable Units with cash equal to $4,064,224. On December 1, 2004, Tactical Diversified Futures Fund L.P. (“Tactical Diversified”) allocated a portion of its capital to the Master and purchased 52,981.2908 Redeemable Units with cash equal to $57,471,493. On August 31, 2011, Tactical Diversified redeemed its investment in the Master. This amounted to 12,054.4847 Redeemable Units with cash equal to $29,538,004. On July 1, 2005, Institutional Futures Portfolio L.P. (“Institutional Portfolio”) allocated a portion of its capital to the Master and purchased 5,741.8230 Redeemable Units with cash equal to $7,000,000. On February 1, 2007, Managed Futures Premier Abingdon L.P. (formerly, Abingdon Futures Fund L.P.) (“Abingdon”) allocated a portion of its capital to the Master and purchased 9,017.0917 Redeemable Units with cash equal to $12,945,000. On March 1, 2007, Global Futures Fund Ltd. (“Global Futures”) allocated a portion of its capital to the Master and purchased 1,875.7046 Redeemable Units with cash equal to $2,500,000. On April 1, 2009, Orion Futures Fund (Cayman) Ltd. (“Orion Cayman”) allocated a portion of its capital to the Master and purchased 319.5126 Redeemable Units with cash equal to $640,000. On June 30, 2013, Orion Cayman redeemed its investment in the Master. This amounted to 424.4000 Redeemable Units with cash equal to $1,067,417. On June 1, 2013, Morgan Stanley Managed Futures Custom Solutions Fund L.P. (“Custom Solutions”) allocated a portion of its capital to the Master and purchased 383.1755 Redeemable Units with cash equal to $1,000,000. The Master was formed to permit commodity pools managed by Winton Capital Management Limited (the “Advisor”) using the Diversified Program without Equities (formerly the Diversified Program), the Advisor’s proprietary, systematic trading program, to invest together in one trading vehicle.

During the period covered by this report, the Master’s commodity brokers were Citigroup Global Markets Inc. (“CGM”) and Morgan Stanley & Co. LLC (“MS&Co.”).

CMF Winton Master L.P.

Notes to Financial Statements

December 31, 2013

Prior to Diversified’s full redemption on December 31, 2013, the Master’s investors consist of Diversified, Orion, Winton Feeder, Institutional Portfolio, Abingdon, Global Futures and Custom Solutions (each a “Feeder,” collectively the “Funds”). Diversified, Orion, Winton Feeder, Institutional Portfolio, Abingdon, Global Futures and Custom Solutions owned approximately 0.6%, 67.3%, 0.2%, 0.8%, 29.9%, 0.8%, and 0.4% of the Master at December 31, 2013, respectively. Diversified, Orion, Winton Feeder, Institutional Portfolio, Abingdon, Global Futures and Orion Cayman owned approximately 0.7%, 67.8%, 0.1%, 2.0%, 27.8%, 1.2%, and 0.4% of the Master at December 31, 2012, respectively.

The Master will be liquidated upon the first to occur of the following: December 31, 2024: or under certain other circumstances as defined in the Limited Partnership Agreement of the Master (the “Limited Partnership Agreement”).

2.    Accounting Policies:

a.	Use of Estimates. The preparation of financial statements and accompanying notes in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, income and expenses, and related disclosures of contingent assets and liabilities in the financial statements and accompanying notes. As a result, actual results could differ from these estimates.

b.	Statement of Cash Flows. The Master is not required to provide a Statement of Cash Flows.

c.	Master’s Investments. All commodity interests of the Master, including derivative financial instruments and derivative commodity instruments, are held for trading purposes. The commodity interests are recorded on trade date and open contracts are recorded at fair value (as described below) at the measurement date. Investments in commodity interests denominated in foreign currencies are translated into U.S. dollars at the exchange rates prevailing at the measurement date. Gains or losses are realized when contracts are liquidated. Unrealized gains or losses on open contracts are included as a component of equity in trading account on the Statements of Financial Condition. Net realized gains or losses and any change in net unrealized gains or losses from the preceding period are reported in the Statements of Income and Expenses.

Master’s Fair Value Measurements.    Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date under current market conditions. The fair value hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to fair values derived from unobservable inputs (Level 3). The level in the fair value hierarchy within which the fair value measurement in its entirety falls shall be determined based on the lowest level input that is significant to the fair value measurement in its entirety. The General Partner has concluded that based on available information in the marketplace, the Master’s Level 1 assets and liabilities are actively traded.

GAAP also requires the use of judgment in determining if a formerly active market has become inactive and in determining fair values when the market has become inactive. Management has concluded that based on available information in the marketplace, there has not been a significant decrease in the volume and level of activity in the Master’s Level 2 assets and liabilities.

The Master will separately present purchases, sales, issuances, and settlements in its reconciliation of Level 3 fair value measurements (i.e., to present such items on a gross basis

CMF Winton Master L.P.

Notes to Financial Statements

December 31, 2013

rather than on a net basis), and make disclosures regarding the level of disaggregation and the inputs and valuation techniques used to measure fair value for measurements that fall within either Level 2 or Level 3 of the fair value hierarchy as required under GAAP.

On October 1, 2012, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2012-04, “Technical Corrections and Improvements,” which makes minor technical corrections and clarifications to Accounting Standards Codification (“ASC”) 820, “Fair Value Measurements and Disclosures.” When the FASB issued Statement 157 (codified in ASC 820), it conformed the use of the term “fair value” in certain pre-Codification standards but not others. ASU 2012-04 conforms the term’s use throughout the ASC “to fully reflect the fair value measurement and disclosure requirements” of ASC 820. ASU 2012-04 also amends the requirements that must be met for an investment company to qualify for the exemption from presenting a statement of cash flows. Specifically, it eliminates the requirements that substantially all of an entity’s investments be carried at “market value” and that the investments be highly liquid. Instead, it requires substantially all of the entity’s investments to be carried at “fair value” and classified as Level 1 or Level 2 measurements under ASC 820.

The Master considers prices for exchange-traded commodity futures, forwards, swaps and option contracts to be based on unadjusted quoted prices in active markets for identical assets and liabilities (Level 1). The values of non-exchange-traded forwards, swaps and certain options contracts for which market quotations are not readily available are priced by broker-dealers that derive fair values for those assets and liabilities from observable inputs (Level 2). As of and for the years ended December 31, 2013 and 2012, the Master did not hold any derivative instruments that are priced at fair value using unobservable inputs through the application of management’s assumptions and internal valuation pricing models (Level 3). During the years ended December 31, 2013 and 2012, there were no transfers of assets or liabilities between Level 1 and Level 2.

	December 31, 2013	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Futures	$45,516,541	$45,516,541	$—	$—
Forwards	3,931,989	772,295	3,159,694	—

Total Assets	49,448,530	46,288,836	3,159,694	—

Liabilities
Futures	11,675,613	11,675,613	—	—
Forwards	4,047,656	1,158,985	2,888,671	—

Total Liabilities	15,723,269	12,834,598	2,888,671	—

Net fair value	$33,725,261	$33,454,238	$271,023	$—

CMF Winton Master L.P.

Notes to Financial Statements

December 31, 2013

	December 31, 2012	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Futures	$30,895,566	$30,895,566	$—	$—
Forwards	3,228,465	651,293	2,577,172	—

Total Assets	34,124,031	31,546,859	2,577,172	—

Liabilities
Futures	18,530,235	18,530,235	—	—
Forwards	6,002,099	4,403,157	1,598,942	—

Total Liabilities	24,532,334	22,933,392	1,598,942	—

Net fair value	$9,591,697	$8,613,467	$978,230	$—

d.	Futures Contracts. The Master trades futures contracts. A futures contract is a firm commitment to buy or sell a specified quantity of investments, currency or a standardized amount of a deliverable grade commodity, at a specified price on a specified future date, unless the contract is closed before the delivery date or if the delivery quantity is something where physical delivery cannot occur (such as the S&P 500 Index), whereby such contract is settled in cash. Payments (“variation margin”) may be made or received by the Master each business day, depending on the daily fluctuations in the value of the underlying contracts, and are recorded as unrealized gains or losses by the Master. When the contract is closed, the Master records a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed. Transactions in futures contracts require participants to make both initial margin deposits of cash or other assets and variation margin deposits, through the futures broker, directly with the exchange on which the contracts are traded. Net realized gains (losses) and changes in net unrealized gains (losses) on futures contracts are included in the Statements of Income and Expenses.

e.	Forward Foreign Currency Contracts. Forward foreign currency contracts are those contracts where the Master agrees to receive or deliver a fixed quantity of foreign currency for an agreed-upon price on an agreed-upon future date. Forward foreign currency contracts are valued daily, and the Master’s net equity therein, representing unrealized gain or loss on the contracts as measured by the difference between the forward foreign exchange rates at the dates of entry into the contracts and the forward rates at the reporting date, is included in the Statements of Financial Condition. Net realized gains (losses) and changes in net unrealized gains (losses) on foreign currency contracts are recognized in the period in which the contract is closed or the changes occur, respectively, and are included in the Statements of Income and Expenses.

The Master does not isolate that portion of the results of operations arising from the effect of changes in foreign exchange rates on investments from fluctuations from changes in market prices of investments held. Such fluctuations are included in net gain (loss) on investments in the Statements of Income and Expenses.

f.

London Metals Exchange Forward Contracts.    Metal contracts traded on the London Metals Exchange (“LME”) represent a firm commitment to buy or sell a specified quantity of aluminum, copper, lead, nickel, tin or zinc. LME contracts traded by the Master are cash settled based on prompt dates published by the LME. Payments (“variation margin”) may be

CMF Winton Master L.P.

Notes to Financial Statements

December 31, 2013

made or received by the Master each business day, depending on the daily fluctuations in the value of the underlying contracts, and are recorded as unrealized gains or losses by the Master. A contract is considered offset when all long positions have been matched with a like number of short positions settling on the same prompt date. When the contract is closed at the prompt date, the Master records a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed. Transactions in LME contracts require participants to make both initial margin deposits of cash or other assets and variation margin deposits, through the broker, directly with the LME. Net realized gains (losses) and changes in net unrealized gains (losses) on metal contracts are included in the Statements of Income and Expenses.

g.	Options. The Master may purchase and write (sell) both exchange-listed and over-the-counter options on commodities or financial instruments. An option is a contract allowing, but not requiring, its holder to buy (call) or sell (put) a specific or standard commodity or financial instrument at a specified price during a specified time period. The option premium is the total price paid or received for the option contract. When the Master writes an option, the premium received is recorded as a liability in the Statements of Financial Condition and marked to market daily. When the Master purchases an option, the premium paid is recorded as an asset in the Statements of Financial Condition and marked to market daily. Net realized gains (losses) and changes in net unrealized gains (losses) on option contracts are included in the Statements of Income and Expenses.

h.	Income and Expenses Recognition. All of the income and expenses and realized and unrealized gains and losses on trading of commodity interests are determined on each valuation day and allocated pro rata among the Funds at the time of such determination.

i.	Income Taxes. Income taxes have not been provided as each partner is individually liable for the taxes, if any, on its share of the Master’s income and expenses.

GAAP provides guidance for how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements and requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Master’s financial statements to determine whether the tax positions are “more-likely-than-not” to be sustained by the applicable tax authority. Tax positions with respect to tax at the Master level not deemed to meet the “more-likely-than-not” threshold would be recorded as a tax benefit or expense in the current year. The General Partner concluded that no provision for income tax is required in the Master’s financial statements.

The Master files U.S. federal and various state and local tax returns. No income tax returns are currently under examination. The 2010 through 2013 tax years remain subject to examination by U.S. federal and most state tax authorities. The General Partner does not believe that there are any uncertain tax positions that require recognition of a tax liability.

j.	Subsequent Events. The General Partner evaluates events that occur after the balance sheet date but before financial statements are issued. The General Partner has assessed the subsequent events through the date of issuance and determined that there were no subsequent events requiring adjustments to or disclosure in the financial statements.

k.

Recent Accounting Pronouncements.    In June 2013, the FASB issued ASU 2013-08, “Financial Services — Investment Companies (Topic 946): Amendments to the Scope, Measurement and Disclosure Requirements.” ASU 2013-08 changes the approach to the investment company assessment, requires non-controlling ownership interests in other investment companies to be measured at fair value, and requires additional disclosures about

CMF Winton Master L.P.

Notes to Financial Statements

December 31, 2013

the investment company’s status as an investment company. The amendments are effective for interim and annual reporting periods beginning after December 15, 2013. The Master is currently evaluating the impact this pronouncement would have on the financial statements.

l.	Net Income (Loss) per unit. Net income (loss) per unit is calculated in accordance with investment company guidance. See Note 6, “Financial Highlights”.

3.    Agreements:

a.	Limited Partnership Agreement:

The General Partner administers the business and affairs of the Master including selecting one or more advisors to make trading decisions for the Master.

b.	Management Agreement:

The General Partner, on behalf of the Master, has entered into a management agreement (the “Management Agreement”) with the Advisor, a registered commodity trading advisor. The Advisor is not affiliated with the General Partner, CGM or MS&Co. and is not responsible for the organization or operation of the Master. The Management Agreement provides that the Advisor has sole discretion in determining the investment of the assets of the Master. All management fees in connection with the Management Agreement are borne by the Funds. The Management Agreement may be terminated upon notice by either party.

c.	Customer Agreement:

During the second quarter of 2013, the Master entered into a foreign exchange brokerage account agreement with MS&Co. Prior to and during part of third quarter of 2013, the Master was party to a Customer Agreement with CGM (the “CGM Customer Agreement”). During the third quarter of 2013, the Master entered into a Customer Agreement with MS&Co. (the “MS&Co. Customer Agreement”). The Master has terminated the CGM Customer Agreement.

Under the CGM Customer Agreement, CGM provided services to the Master, including, among other things, the execution and clearing of transactions for the Master’s account in accordance with orders placed by the Advisor. All exchange, service, clearing, user, give-up, floor brokerage and National Futures Association (“NFA”) fees (collectively, the “CGM clearing fees”) were borne by the Master and allocated to the Funds. All other fees including CGM’s direct brokerage were borne by the Funds. During the term of the CGM Customer Agreement, all of the Master’s assets were deposited in the Master’s account at CGM. The Master’s cash was deposited by CGM in segregated bank accounts to the extent required by Commodity Futures Trading Commission regulations. At December 31, 2012, the amount of cash held by the Master for margin requirements was $115,113,218.

Under the MS&Co. Customer Agreement and the foreign exchange account agreement, the Master pays MS&Co. trading fees for the clearing and, where applicable, the execution of transactions. Further, all trading, exchange, clearing, user, give-up, floor brokerage and NFA fees (collectively, the “MS&Co. clearing fees,” and together with the CGM clearing fees, the “clearing fees”) are borne by the Master and allocated to the Funds. All other fees are borne by the Funds. All of the Master’s assets are deposited in the Master’s account at MS&Co. The Master’s cash is deposited by MS&Co. in segregated bank accounts to the extent required by Commodity Futures Trading Commission regulations. At December 31, 2013, the amount of cash held by the Master for margin requirements was $107,350,321. The MS&Co. Customer Agreement may generally be terminated upon notice by either party.

CMF Winton Master L.P.

Notes to Financial Statements

December 31, 2013

4.    Trading Activities:

The Master was formed for the purpose of trading contracts in a variety of commodity interests, including derivative financial instruments and derivative commodity interests. The results of the Master’s trading activities are shown in the Statements of Income and Expenses.

The MS&Co. Customer Agreement with the Master gives, and the CGM Customer Agreement with the Master gave, the Master the legal right to net unrealized gains and losses on open futures and forwards contracts. The Master nets, for financial reporting purposes, the unrealized gains and losses on open futures and open forward contracts on the Statements of Financial Condition as the criteria under ASC 210-20, “Balance Sheet,” have been met.

All of the commodity interests owned by the Master are held for trading purposes. The monthly average number of futures contracts traded during the years ended December 31, 2013 and 2012 were 41,643 and 54,021, respectively. The monthly average number of metals forward contracts traded during the years ended December 31, 2013 and 2012 were 1,388 and 2,235, respectively. The monthly average notional values of currency forward contracts held during the years ended December 31, 2013 and 2012 were $718,473,935 and $684,571,194, respectively. The monthly average number of options contracts traded during the years ended December 31, 2013 and 2012 were 0 and 182, respectively.

On January 1, 2013, the Master adopted ASU 2011-11, “Disclosure about Offsetting Assets and Liabilities” and ASU 2013-01, “Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities.” ASU 2011-11 created a new disclosure requirement about the nature of an entity’s rights to setoff and the related arrangements associated with its financial instruments and derivative instruments, while ASU 2013-01 clarified the types of instruments and transactions that are subject to the offsetting disclosure requirements established by ASU 2011-11. Entities are required to disclose both gross information and net information about both instruments and transactions eligible for offset in the statement of financial position and instruments and transactions subject to an agreement similar to a master netting arrangement. The objective of these disclosures is to facilitate comparison between those entities that prepare their financial statements on the basis of GAAP and those entities that prepare their financial statements on the basis of International Reporting Financial Standards. The new guidance did not have a significant impact on the Master’s financial statements.

The following tables summarize the valuation of the Master’s investments as of December 31, 2013 and 2012, respectively.

December 31, 2013	Gross Amounts Recognized	Gross Amounts Offset in the Statement of Financial Condition	Net Amounts Presented in the Statement of Financial Condition
Assets
Futures	$45,516,541	$(11,675,613)	$33,840,928
Forwards	3,931,988	(3,931,988)	—

Total Assets	$49,448,529	$(15,607,601)	$33,840,928

Liabilities
Futures	$(11,675,613)	$11,675,613	$—
Forwards	(4,047,655)	3,931,988	(115,667)

Total Liabilities	$(15,723,268)	$15,607,601	$(115,667)

Net fair value			$33,725,261

CMF Winton Master L.P.

Notes to Financial Statements

December 31, 2013

December 31, 2012	Gross Amounts Recognized	Gross Amounts Offset in the Statement of Financial Condition	Net Amounts Presented in the Statement of Financial Condition
Assets
Futures	$30,895,567	$(18,530,236)	$12,365,331
Forwards	3,228,465	(3,228,465)	—

Total Assets	$34,124,032	$(21,758,701)	$12,365,331

Liabilities
Futures	$(18,530,236)	$18,530,236	$—
Forwards	(6,002,099)	3,228,465	(2,773,634)

Total Liabilities	$(24,532,335)	$21,758,701	$(2,773,634)

Net fair value			$9,591,697

CMF Winton Master L.P.

Notes to Financial Statements

December 31, 2013

The following tables indicate the gross fair values of derivative instruments of futures, forward and options contracts as separate assets and liabilities as of December 31, 2013 and 2012.

December 31, 2013
Assets
Futures Contracts
Currencies	$8,324,459
Energy	940,914
Grains	4,228,107
Indices	24,218,539
Interest Rates U.S.	2,146,216
Interest Rates Non-U.S.	1,094,740
Livestock	16,200
Metals	3,683,040
Softs	864,325

Total unrealized appreciation on open futures contracts	$45,516,540

Liabilities
Futures Contracts
Currencies	$(483,462)
Energy	(1,103,562)
Grains	(971,716)
Indices	(85,504)
Interest Rates U.S.	(2,298,173)
Interest Rates Non-U.S.	(5,771,971)
Livestock	(400,385)
Metals	(42,937)
Softs	(517,902)

Total unrealized depreciation on open futures contracts	$(11,675,612)

Net unrealized appreciation on open futures contracts	$33,840,928 *

December 31, 2013
Assets
Forward Contracts
Currencies	$3,159,694
Metals	772,295

Total unrealized appreciation on open forward contracts	$3,931,989

Liabilities
Forward Contracts
Currencies	$(2,888,671)
Metals	(1,158,985)

Total unrealized depreciation on open forward contracts	$(4,047,656)

Net unrealized depreciation on open forward contracts	$(115,667)**

*	This amount is included in “Net unrealized appreciation on open futures contracts” on the Statements of Financial Condition.

**	This amount is included in “Net unrealized depreciation on open forward contracts” on the Statements of Financial Condition.

CMF Winton Master L.P.

Notes to Financial Statements

December 31, 2013

December 31, 2012
Assets
Futures Contracts
Currencies	$15,948,894
Energy	801,827
Grains	141,670
Indices	7,395,057
Interest Rates U.S.	559,432
Interest Rates Non-U.S.	5,104,485
Livestock	17,490
Metals	20,055
Softs	906,656

Total unrealized appreciation on open futures contracts	$30,895,566

Liabilities
Futures Contracts
Currencies	$(3,507,208)
Energy	(1,722,456)
Grains	(1,199,063)
Indices	(3,926,141)
Interest Rates U.S.	(1,756,823)
Interest Rates Non-U.S.	(1,725,905)
Livestock	(355,927)
Metals	(3,831,323)
Softs	(505,389)

Total unrealized depreciation on open futures contracts	$(18,530,235)

Net unrealized appreciation on open futures contracts	$12,365,331 *

December 31, 2012
Assets
Forward Contracts
Currencies	$2,577,172
Metals	651,293

Total unrealized appreciation on open forward contracts	$3,228,465

Liabilities
Forward Contracts
Currencies	$(1,598,942)
Metals	(4,403,157)

Total unrealized depreciation on open forward contracts	$(6,002,099)

Net unrealized depreciation on open forward contracts	$(2,773,634)**

*	This amount is included in “Net unrealized appreciation on open futures contracts” on the Statements of Financial Condition.

**	This amount is included in “Net unrealized depreciation on open forward contracts” on the Statements of Financial Condition.

CMF Winton Master L.P.

Notes to Financial Statements

December 31, 2013

The following table indicates the trading gains and losses, by market sector, on derivative instruments for the years ended December 31, 2013, 2012 and 2011.

Sector	2013	2012		2011
Currencies	$22,641,168	$(31,218,295)		$522,432
Energy	(19,506,921)	(24,658,175)		1,964,631
Grains	12,720,641	(12,688,994)		(4,917,914)
Indices	118,746,353	7,430,770		(14,405,969)
Interest Rates U.S.	(27,294,562)	19,398,580		31,680,751
Interest Rates Non-U.S.	(29,539,424)	44,517,655		45,040,584
Livestock	1,728,125	497,494		(593,735)
Metals	22,484,013	(24,677,881)		14,687,201
Softs	4,097,874	(4,029,189)		5,701,585

Total	$106,077,267 ***	$(25,428,035	)***	$79,679,566 ***

***	This amount is included in “Total trading results” on the Statements of Income and Expenses.

5.	Subscriptions, Distributions and Redemptions:

Subscriptions are accepted monthly from investors and they become limited partners on the first day of the month after their subscription is processed. A limited partner may withdraw all or part of their capital contribution and undistributed profits, if any, from the Master in multiples of the net asset value per Redeemable Unit as of the end of any month. The Redeemable Units are classified as a liability when the limited partner elects to redeem and informs the Master.

6.	Financial Highlights:

Changes in the net asset value per unit for the years ended December 31, 2013, 2012 and 2011 were as follows:

	2013	2012	2011
Net realized and unrealized gains (losses)*	$365.34	$(79.20)	$215.80
Interest income	0.87	1.38	0.70
Expenses**	(0.39)	(0.28)	(0.28)

Increase (decrease) for the year	365.82	(78.10)	216.22
Distribution of interest income to feeder funds	(0.87)	(1.38)	(0.70)
Net asset value per unit, beginning of year	2,390.86	2,470.34	2,254.82

Net asset value per unit, end of year	$2,755.81	$2,390.86	$2,470.34

*	Includes clearing fees.
**	Excludes clearing fees.

	2013	2012	2011
Ratios to average net assets:
Net investment income (loss)***	(0.1)%	(0.1)%	(0.0	)%****

Operating expenses	0.1%	0.1%	0.1%

Total return	15.3%	(3.2)%	9.6%

***	Interest income less total expenses.
****	Due to rounding.

CMF Winton Master L.P.

Notes to Financial Statements

December 31, 2013

The above ratios may vary for individual investors based on the timing of capital transactions during the year. Additionally, these ratios are calculated for the limited partner class using the limited partners’ share of income, expenses and average net assets.

7.	Financial Instrument Risks:

In the normal course of business, the Master is party to financial instruments with off-balance sheet risk, including derivative financial instruments and derivative commodity instruments. These financial instruments may include forwards, futures, options and swaps whose values are based upon an underlying asset, index, or reference rate, and generally represent future commitments to exchange currencies or cash balances, or to purchase or sell other financial instruments at specific terms at specified future dates, or, in the case of derivative commodity instruments, to have a reasonable possibility to be settled in cash, through physical delivery or with another financial instrument. These instruments may be traded on an exchange, a swap execution facility or over-the-counter (“OTC”). Exchange-traded instruments include futures and certain standardized forwards, option and swap contracts. Certain swap contracts may also be traded on a swap execution facility or OTC. OTC contracts are negotiated between contracting parties and also include certain forwards and option contracts. Specific market movements of commodities or futures contracts underlying an option cannot be accurately predicted. The purchaser of an option may lose the entire premium paid for the option. The writer or seller of an option has unlimited risk. Each of these instruments is subject to various risks similar to those related to the underlying financial instruments including market and credit risk. In general, the risks associated with OTC contracts are greater than those associated with exchange-traded instruments because of the greater risk of default by the counterparty to an OTC contract.

Market risk is the potential for changes in the value of the financial instruments traded by the Master due to market changes, including interest and foreign exchange rate movements and fluctuations in commodity or security prices. Market risk is directly impacted by the volatility and liquidity in the markets in which the related underlying assets are traded. The Master is exposed to market risk equal to the value of futures and forward contracts purchased and unlimited liability on such contracts sold short.

Credit risk is the possibility that a loss may occur due to the failure of a counterparty to perform according to the terms of a contract. The Master’s risk of loss in the event of counterparty default is typically limited to the amounts recognized in the Statement of Financial Condition and is not represented by the contract or notional amounts of the instruments. The Master’s risk of loss is reduced through the use of legally enforceable master netting agreements with counterparties that permit the Master to offset unrealized gains and losses and other assets and liabilities with such counterparties upon the occurrence of certain events. The Master had credit risk and concentration risk during the reporting period, as CGM and/or MS&Co. or their affiliates were the counterparties or brokers with respect to the Master’s assets. Credit risk with respect to exchange-traded instruments is reduced to the extent that, through CGM and/or MS&Co., the Master’s counterparty is an exchange or clearing organization. The Master continues to be subject to such risks with respect to MS&Co.

As both a buyer and seller of options, the Master pays or receives a premium at the outset and then bears the risk of unfavorable changes in the price of the contract underlying the option. Written options expose the Master to potentially unlimited liability; for purchased options the risk of loss is limited to the premiums paid. Certain written put options permit cash settlement and do not require the option holder to own the reference asset. The Master does not consider these contracts to be guarantees.

The General Partner monitors and attempts to control the Master’s risk exposure on a daily basis through financial, credit and risk management monitoring systems, and accordingly, believes that it has

CMF Winton Master L.P.

Notes to Financial Statements

December 31, 2013

effective procedures for evaluating and limiting the credit and market risks to which the Master may be subject. These monitoring systems generally allow the General Partner to statistically analyze actual trading results with risk-adjusted performance indicators and correlation statistics. In addition, online monitoring systems provide account analysis of futures, forwards and options positions by sector, margin requirements, gain and loss transactions and collateral positions.

The majority of these instruments mature within one year of the inception date. However, due to the nature of the Master’s business, these instruments may not be held to maturity.